Exhibit 10.1

September 17, 2025

Tom Stewart

BY EMAIL

RE:           Employment Agreement

Dear Tom:

We are pleased to make an offer of full-time employment to you pursuant to the terms and conditions contained within this employment agreement (the “Agreement”). Your position will be Chief Financial Officer of Canopy Growth Corporation (the "Company"), reporting to the Chief Executive Officer. In this Position, you will be employed by Canopy Growth USA, LLC. This Agreement replaces your prior employment agreement with the Company in its entirety.

1.   Conditional Offer

This offer of employment is conditional upon completion, to the Company’s satisfaction, of the following:

•	Employee’s agreement to permit a Multi-factor authenticator (MFA) to be placed on their personal cell phone in order to permit access to the Company’s systems and emails. Note that MFA authenticators simply help to protect the privacy of Company’s systems, and do not collect Employee personal information. The Authenticator application confirms the MFA codes;

•	Criminal Background Check;

•	Verification of your ability to work in the United States; and

•	Execution of the Intellectual Property and Confidential Information Agreement attached hereto as Schedule “B”.

You agree to sign and return any forms or consents and take any steps necessary for the Company to conduct the above-noted background checks as required by the Company. You also agree that the Company may use the services of a third-party background checking firm to conduct some or all of these background checks, and that the Company may provide your personal information, including any forms and consents, to the background checking firm for this purpose.

You also agree that this offer of employment is conditional upon the Company being satisfied, in its discretion, with the results of the background checks. If the Company is not satisfied, we regret that you will not become an employee of the Company. You agree that in the event that you do not become an employee of the Company, you will have no claims against the Company arising out of the Company’s decision or the checks referenced herein.

2.   Duties and Responsibilities

Your primary duties are set out in the job description attached to this agreement as Schedule “A”. You agree to perform the duties of your position diligently and to the best of your ability. We may need to make reasonable changes to these duties as necessary; to achieve our organizational objectives and you agree to accept those changes.

3.   Effective Date

You will begin working as the Chief Financial Officer for the Company on September 17, 2025, or such other date that may be mutually agreed between you and the Company.

4.   Location of Work

You will be working primarily at a USA location in New York. You may be required, on one or more occasions, to travel to other Company facilities located throughout Canada and the United States (when applicable).

5.   Employment Status

Your position is an exempt position for purposes of federal wage and hour law. You agree to work such hours as your duties may require, and you acknowledge and understand that you are not eligible for over-time pay.

6.   Working Conditions

As an employee of the Company, you may be exposed to noise, machinery, and chemicals and by your execution of this agreement you confirm that you voluntarily accept those working conditions. You acknowledge and agree that the primary responsibility for creating and maintaining a safe and healthy workplace environment is shared by both you and the Company.

7.   Policies

It will be a condition of your employment with the Company that you adhere to all Company rules and policies. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once they come into effect.

In particular, and without limiting the generality of the foregoing, although set out in a separate Company policy, please note that all equipment and other physical property furnished to you by the Company which is used by you during the course of your employment with the Company is the sole property of the Company (including but not limited to any Company laptops and servers and mobile devices). You understand and agree that as the owner of this Company property: (i) the Company has the right to review and monitor anything contained thereon, without notice; and (ii) you shall have no expectation of privacy with respect to documents and information transmitted through or stored on such Company property. In addition, please note that any personal cell phone or device used by you for work purposes, in full or in part, during the course of your employment may be subject to: (i) the Company’s review of anything contained thereon that may relate to the business of the Company or the conduct of your employment, without notice; and (ii) you shall have no expectation of privacy with respect to any Company related documents and information transmitted through or stored on your cell phone or personal device to the extent such document or information transmitted relates to the business of the Company.

8.   Compensation and Benefits

(a)   Base Compensation. You will be paid a base salary of three hundred and seventy-five thousand dollars ($375,000.00) USD per year subject to applicable tax withholdings and deductions, in accordance with the Company’s regular payroll practices. Subject at all times to the approval of the Company’s Board of Directors (the “Board”), the base salary will be reviewed annually. In particular, and again subject to the approval of the Board, for 2026 merit cycle, the base salary will be increased by five percent (5%), subject to applicable tax withholdings and deductions.

(b) Health Benefits. You will be eligible for the health benefits, on the first day of the of employee in role. The terms and carrier of the Company’s health benefits are subject to change from time to time, at the Company’s sole discretion.

(c) Short-Term Incentive. In addition to your Base Salary, you are eligible for a short-term annual incentive performance bonus of 75% of your Base Salary (the “Target Award”) payable in US dollars, with a payout range of 0-2x the Target Award based on the achievement of certain mutually developed financial/operational/strategic and individual performance objectives (“STI”). The performance period will be tied to the fiscal year. For clarity, the Target Award will be determined using Base Salary earned during the performance period, including any retroactive salary adjustments during the same performance period.

(d) Long-Term Incentive. Not less than once every fiscal year, you will be eligible to receive a long-term incentive (“LTI”) award of 200% your Base Salary, which utilizes the Fair Market Value share price (as defined in the Incentive Plan) (“FMV price”) on the grant date. The award may be composed of one or more of the following: stock options (“Options”), restricted stock units (“RSUs”), performance share units ("PSUs"), and/or other form of equity authorized by the Incentive Plan to be awarded. The ratio of the various forms of equity (meaning the percentage of the award provided as, for example, Options versus RSUs) shall be in the complete discretion of the Board and may vary from award to award. All such awards shall vest in accordance with the terms of the Incentive Plan unless modified by either (x) the terms of this Agreement; or (y) the terms of the individual award.

(e) One-Time Equity Grant. Subject to Board approval, on the first available date on which Canopy Growth Corporation may grant equity, the employee shall be entitled to receive a one-time equity award grant equal to five hundred thousand dollars USD ($500,000 USD) (the “Equity Award”), which utilizes the Fair Market Value share price (as defined in the Incentive Plan) (“FMV price”) on the grant date, 50% of which shall be in the form of restricted stock units (“RSUs”) and 50% of which shall be in the form of stock options (“Options”).  The Equity Grant shall vest in accordance with the terms of the Incentive Plan unless modified by either (i) the terms of this Agreement, or (ii) the terms of the individual award.

This award shall vest in equal tranches of RSU’s and Options, reflective of 1/3 (33%) annually, on the three annual anniversaries of the grant date. The grant date will be the date the Board approves the grant, which will occur during the Company’s next open trading window. If any portion of the Equity Award has not issued and vested as of the date on which either Party gives or receives notice of the termination of this Agreement, including without limitation pursuant to Section 2.2 hereunder, shall not vest during any period of notice in connection with such termination, and shall be forfeited as null and void.

At all times, the Grant will be subject to the terms and conditions of the Omnibus Equity Incentive Plan.

(f) Stock Ownership Guidelines. You agree to adhere to and abide by the Company’s Share Ownership Policy, as the same may be approved and amended on one or more occasions by the Board of Directors or any committee to which the Board may delegate authority for such policy.

(g) Paid Time Off. You will be entitled to five (5) weeks of paid vacation time per year. This amount will be prorated during your first year of employment based on start date. Any vacation time is to be scheduled with the approval of your supervisor or manager and is subject to business requirements.

You may carry-over a maximum of ten (10) days of unused vacation time year-over-year however once you reach your maximum accrual in accordance with Company policies, you no longer will accrue additional vacation until you use accrued time.

You agree that if you utilize vacation pay before it is accrued, then the Company may deduct the applicable amount from any payments owing to you when your employment ends.

(h) Tax Preparation. The Company will provide you with Canadian tax preparation services for the tax year(s) of your employment with the Company.  Company-approved tax consultants must be used.  It is your responsibility to meet all personal tax filing requirements in Canada and the United States.  You are responsible for the payment of taxes on all of your Company income and benefits (including equity grants) and any non-Company income.  The Company will not provide any tax equalization benefits.  You will be responsible for any late fees, penalties or interest arising from not providing the required information to the tax provider in a timely manner (as determined by the Company). The Company assumes no responsibility for your failure to abide by applicable laws and regulations.  Personal investment advice and financial planning assistance is not provided.

9. End of Employment

Although it is difficult to contemplate ending our relationship when it is just beginning, it is mutually beneficial to determine our respective obligations ahead of time. For the avoidance of doubt, your employment is “at will.” This means your employment may be terminated by either you or the Company at any time and for any or no reason. Notwithstanding the foregoing, the Company requests that you provide not less than four (4) weeks’ written notice in the event you choose to resign your employment so that the Company may appropriately transition your duties and responsibilities.

For the avoidance of doubt, the “at will” nature of your employment will apply throughout your employment with the Company regardless of any changes in your salary, benefits, and position title or job responsibilities.

(i) Termination by the Company Without Cause

If the Company elects to terminate your employment without cause, then, provided that you sign and return to the Company a full and final employment separation, release and waiver of liability:

(a)	The Company will provide you with a payment(s) equal to eighteen (18) months’ Base Salary payable by way of lump sum or on salary continuance at the discretion of the Company. Should the Company choose to pay by lump sum, payment shall be payable no later than 2½ months following the end of the calendar year in which the termination occurs.

(b)	The Company will provide you with a lump sum payment equal to 150% of the average actual annual amounts paid as STI during the prior two years. Such lump sum shall be payable no later than 2½ months following the end of the calendar year in which the termination occurs.

(c)	Any outstanding PSUs will vest at actual performance levels, for all years already certified by the Board of Directors or any responsible committee thereof.

(d)	In addition, if you elect continuation coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse you for a portion of your COBRA premium payments (provided such reimbursement does not result in any taxes or penalties for the Company) in an amount equal to the difference between (A) the amount the Company paid as a monthly premium for your participation in such plan immediately prior to the termination of employment and (B) the amount you were required to pay as a monthly premium for participation in such plan immediately prior to such termination until the earlier of (x) your eligibility for any such coverage under another employer’s or any other medical plan or (y) the date that is eighteen (18) months following the termination of your employment. The Company shall make any such reimbursement within thirty (30) days following receipt of evidence from your payment of the COBRA premium.

(ii) Termination by the Company for Cause

The Company may also terminate this Agreement and your employment with cause, without further liability to you. Examples of cause to terminate your employment include, but shall not be limited to, the following:

•	a material breach of this Agreement;
•	unacceptable performance standards;
•	theft, dishonesty or falsifying records, including providing false information as part of your application for employment;
•	intentional destruction, improper use or abuse of Company property;
•	violence in the workplace;
•	obscene conduct at our premises, on our property, or during company-related functions at other locations;
•	harassment of your co-workers, supervisors, managers, customers, suppliers or other individuals associated with the Company;
•	insubordination or willful refusal to take directions;
•	intoxication or impairment in the workplace;
•	repeated, unwarranted lateness, absenteeism or failure to report for work;
•	personal conduct that prejudices the Company’s reputation, services or morale; or
•	any violation of Company rules and policies.

Failure by the Company to terminate employment based on the provisions of the preceding enumeration shall not constitute a precedent, condonation of the behaviour or be deemed a waiver of the Company's right to exercise these provisions as cause for immediate dismissal at another time.

10. Protection of Business Interests

Like most organizations, the Company must protect itself from unfair competition. You are therefore required to execute, as a part of this Agreement, a detailed Intellectual Property and Confidentiality Agreement. Additionally, the following restrictive covenants apply:

(a) Confidentiality

You are therefore required to execute, as a part of this Agreement, a detailed Intellectual Property and Confidentiality Agreement, attached as Schedule “B”. Notwithstanding the foregoing, or any contrary provision herein, pursuant to the Defend Trade Secrets Act of 2016, you and the Company acknowledge that you will not have criminal or civil liability to the Company under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

(b) Non-Solicitation of Employees.

In recognition of the access Employee will have to Company’s processes, employees and customers, except as protected by New York state law or applicable case precedent, Employee agrees that during the term of this Agreement and for eighteen (18) months after it ends, Employee will not, either directly or indirectly, communicate with Company’s employees or independent contractors for the purpose of soliciting, inducing, or attempting to induce, them to end their relationship with Company.

(c) Non-Solicitation of Customers, Suppliers, etc.

Except as protected by New York state law or applicable case precedent , Employee agrees that during the term of this Agreement and for an eighteen months period following the conclusion or termination of this Agreement, or any extension thereof, with Company, Employee will not: (1) engage in any wrongful act(s); or (2) use Company’s confidential or trade secret information, to directly or indirectly interfere or attempt to interfere with the business of Company including engaging in any conduct to persuade or to attempt to persuade any client, customer or supplier with whom Employee worked with or became aware of during this consultancy with Company to discontinue or adversely alter such person’s or entity’s relationship with Company.

(d) Non-Competition

In light of the nature of your position, the close relationship you will have with our clients, and the access you will have to our trade secrets and other proprietary information, it is important for us to take steps to protect our legitimate business interests.

Therefore, during your employment and for eighteen (18) months thereafter you will not directly or indirectly Perform Services for, or on behalf of, any Competitor in the Restricted Area.

For purposes of this Paragraph:

• "Perform Services" means any of the following activities, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant: (1) performing any kind of services or duties related to the Company's Industry; (2) formulating, reviewing, or implementing long or short-term marketing, sales, or operational strategies related to the Company's Industry; (3) becoming owner of, or financially interested in, any business engaged in the Company's Industry; and

(4) performing any services or duties that are the same as, or substantially similar to, the services or duties you performed for the Company at any time during the last twelve (12) months of your employment.

• "Company's Industry" means the sale of cannabis and cannabis-related products and services, regardless of whether the organization is a for- profit business; cannabis includes hemp.

• "Restricted Area" means (i) the county in which you Performed Services at any time during the last twelve (12) months of your employment with the Company; and ii) any county in which the Company does business.

You acknowledge and agree that this Paragraph (d) is intended to encompass any activity or conduct undertaken within the Restricted Area, as well as any activity or conduct directed toward the Restricted Area from outside the Restricted Area, regardless of your actual physical business address or location at the time the activity or conduct is undertaken.

It is not our intention to unduly restrict your employment prospects. Accordingly, the Company may agree to waive this provision if we are able to establish appropriate safeguards to minimize the impact any proposed employment with a competitor will have on the Company's business interests. Any such waiver must be in writing and signed by an authorized representative of the Company.

(e) Indemnification

You agree that you will indemnify the Company from and against any and all actions, suits, proceedings, liabilities, damages, losses, settlements, costs and expenses (including reasonable attorneys’ and experts’ fees, and court costs) arising from or related to any breach by you of any provision of this section, and/or the Company’s enforcement of its rights under this section of the Agreement.

(f) Survival of Covenants

The provisions of this section of the Agreement will survive the expiration or earlier termination of this agreement and are expressly intended to benefit and be enforceable by the Company.

(g) Code Section 409A

(a)  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the US Internal Revenue Code of 1986, as amended ("Code") and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. Your termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a "separation from service" within the meaning of Code Section 409A and the regulations and other guidance promulgated there under.

(b) Notwithstanding any provision in this Agreement to the contrary, if you are deemed on the date of the Executive's separation from service to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes "non-qualified deferred compensation" pursuant to Code Section 409A and the regulations issued thereunder that is payable due to your separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to you prior to the earlier of i) the expiration of the six (6)-month period measured from the date of your separation from service, and ii) the date of your death (the "Delay Period"). On the first day of the seventh (7th) month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section 12 shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due to you under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section i)(d) provided for under this Agreement constitutes taxable income to you for Federal income tax purposes, such reimbursements shall be made as soon as practicable after you provide proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. (d) If under this Agreement, any amount is to be paid in two (2) or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

11. Conflict of Interest

To enable you to meet the demands of your position, we require your full attention. Accordingly, while you are employed with us, you must devote yourself exclusively to the business of the Company. You agree that you will not engage in any other business activity or employment during your employment, without the Company’s prior written approval. The Company agrees not to withhold such approval unreasonably.

You confirm that your employment with us does not violate any agreement or understanding to which you are currently bound including any existing non-competition, non-solicitation or confidentiality agreements. You further agree to indemnify and save harmless the Company against all losses, costs, damages, expenses, penalties, fines and other amounts for which it may be found liable at law with respect to your breach of any such agreement.

12. General

This agreement constitutes our entire employment agreement and supersedes any previous written or verbal agreements between us. If any term of this agreement is found to be invalid or unenforceable, in whole or in part, the validity or enforceability of any other provision will not be affected.

This Agreement will inure to the benefit of and bind you and the Company and its successors and assigns. Nothing in this Agreement, express or implied, may be construed to give any person other than you or the Company and its successor and assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement.

This Agreement may be executed in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

This agreement will continue to govern our employment relationship regardless of any changes to your employment including, but not limited to, changes to your position, location of employment, hours of work, compensation and benefits.

Any modifications to this agreement must be in writing and signed by both of us. No waiver of a breach of any term of this agreement is binding unless it is in writing and signed by the party waiving it. Unless otherwise specified, the waiver will be limited to the specific breach waived.

In the event that any provision or part of this Agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

You acknowledge and agree the Company has advised you in writing with legal counsel of your own choosing and at your own expenses with respect to the terms of this Agreement before signing it.

Please return an executed copy of this employment package by September 19, 2025. If we have not received the signed documents (or we have agreed in writing to extend your offer of employment to another date in the future), this offer will become null and void.

Sincerely,

/s/ Luc Mongeau
Luc Mongeau
Chief Executive Officer

I have read the contents of this at will letter agreement and have been provided with the opportunity to seek clarification of the terms contained herein. I agree that my continued employment with Canopy Growth USA, LLC is based on the terms and conditions of this letter agreement.

/s/ Tom Stewart	September 17, 2025
Tom Stewart	Dated

SCHEDULE “A”

JOB DESCRIPTION

Position:         Chief Financial Officer

Responsibilities

•	Oversee all financial related matters where depth and scope are relative to the size of the company.
•	Create financial plans as defined by the board of directors.
•	Direct financing strategies, analysis, forecasting and budget management.
•	Develop tools and systems to provide critical financial and operational information to the CEO, leadership team, and divisions and make actionable recommendations on both strategy and operations.
•	Engage the board audit and investment committees around issues, trends, and changes in the operating model(s) and operational delivery. Assist in establishing yearly objectives and meeting agendas, and selecting and engaging outside consultants (auditors, investment advisors).
•	Oversee long-term budgetary planning and costs management in alignment with CI's strategic plan, especially as the organization considers sponsorships, potential acquisitions, and collaborations with external organizations.
•	Mentor and develop the finance team, managing work allocation, training, problem resolution, and the building of an effective team dynamic.
•	Guide larger, cross-functional teams outside of direct span of control within the main program areas
•	Act as an advisor and support to leadership in strategy formulation, development and execution.
•	Monitor alignment of country strategy with overall Canopy corporate objectives and strategy.
•	Oversee, summarize and conduct analytics to support strategy development and specific targeted acquisitions/strategies.
•	Monitor industry developments (internal and external) and report on key insights and feedback.
•	Assist in evaluating individual acquisitions and "build out" initiatives to ensure alignment to strategy and develop tactical options for implementation.
•	Assist in identifying key target businesses for investment and/or acquisition.
•	Other duties as assigned

SCHEDULE “B”

INTELLECTUAL PROPERTY AND

CONFIDENTIAL INFORMATION AGREEMENT

This Intellectual Property and Confidential Information Agreement (the “Agreement”) is entered into between Canopy Growth USA, LLC (the “Company”) and Tom Stewart (the “Employee”). In the event this Agreement has been entered into with an independent contractor or sub-contractor, the independent contractor or sub-contractor shall be referred to, for the purposes of this Agreement only and for simplicity, as an Employee. Any references to an independent contractor or a sub-contractor as an employee in this Agreement are not admissions that the Company and the independent contractor or sub-contractor are engaged in an employment relationship.

Whereas the Company is offering the Employee employment or continued employment and has an interest in protecting its confidential information and other proprietary information and related rights;

And whereas the Employee recognizes the importance of protecting the Company’s confidential information and other proprietary information and related rights is a fundamental term of the Employee’s employment;

NOW THEREFORE, in consideration of the Company hiring, promoting or continuing to employ the Employee and/or for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the Employee and the Company hereby agree as follows:

1.             Definitions

“Confidential Information” means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by the Company to the Employee, or which is available to the Employee during the course of the Employee’s employment, including, without limitation the following:

•	information regarding the Company’s business operations, Developments (as defined below), methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates, per diems and information regarding the financial affairs of the Company;

•	customer lists, quotations or proposals given to customers, requirements of specific customers, and the names of the suppliers to the Company and the nature of the Company’s relationships with these clients and suppliers;

•	information regarding the business operations, methods and practices, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates and financial affairs of the Company’s stakeholders;

•	technical and business information of or regarding the clients, customers or stakeholders of the Company, obtained in order to enable or assist the Company in providing such clients, customers or stakeholders with products and services, including information regarding the business operations, methods and practices and product plans of such clients, customers or stakeholders;

•	any other trade secret or confidential or proprietary information received by the Company from third parties and in the possession or control of the Company; and

•	any other materials or information related to the Company’s business which are not generally known to others, regardless of whether such information is in paper or electronic format or any other format;

provided that, Confidential Information shall not include information which:

a)	is generally known or in the public domain at the time of disclosure;

b)	though originally Confidential Information becomes generally available to the public through no fault of the Employee, as of the date of its becoming part of the public knowledge; or

c)	is required to be disclosed by any law, regulation, governmental body, or authority or by court Order provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

“Developments” include, without limitation any methods, processes, procedures, systems, inventions (whether patentable or not), devices, discoveries, concepts, know-how, data, databases, technology, products, software (in executable and source code formats), templates, documentation, specifications, compilations, designs, reports, trade-marks, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company.

2.           Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of the Employee’s employment, the Employee shall keep in strictest confidence and trust the Confidential Information, the Employee shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and the Employee shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall the Employee copy or reproduce the Confidential Information except as may be reasonably required for the Employee to perform the Employee’s duties for the Company.

Notwithstanding the foregoing, or any contrary provision herein, pursuant to the Defend Trade Secrets Act of 2016, the Employee will not have criminal or civil liability to the Company under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and may use the trade secret information in the court proceeding, if the Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

3.             Restricted Use of Confidential Information

At all times during and subsequent to the termination or cessation of the Employee’s employment, the Employee shall not use the Confidential Information in any manner except as reasonably required for the Employee to perform the Employee’s duties for the Company.

Upon the request of the Company and in any event upon the termination or cessation of the Employee’s employment, the Employee shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in the Employee’s possession or under the Employee’s control.

4.             Ownership of Confidential Information and Developments

The Employee acknowledges and agrees that the Employee shall not acquire any right, title or interest in or to the Confidential Information.

The Employee agrees to make full disclosure to the Company of each Development promptly after its creation.

With the sole exception of any intellectual property owned by (and not merely licensed to) the Employee prior to the making of this Agreement, which is also enumerated by the Employee in the attached Appendix “A” prior to the execution of this Agreement, the Employee hereby assigns and transfers to the Company, and agrees that the Company shall be the exclusive owner of, all of the Employee’s right, title and interest to each Development and any enhancement, modification, or addition to any of the intellectual property enumerated in Appendix “A” or any of the intellectual property that is marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company, throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.

The Employee further agrees to cooperate fully at all times during and subsequent to the Employee’s Employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. The Employee agrees that the Company, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee agrees that the obligations in this subparagraph (c) shall continue beyond the termination of the Employee’s employment with respect to Developments created during the Employee’s employment.

The Employee acknowledges that the Company shall alone have the right to apply for, prosecute, defend and obtain Letters Patent of invention, copyright registration, industrial design registration in any and all counties of the world with respect to any such invention, discovery, development or improvement, copyright material or industrial design created.

The expense of applying for and obtaining the Letters Patent, copyright registration and industrial design registration referred to in this Agreement shall be borne entirely by the Company.

It is agreed that the Company shall not be entitled to those inventions, discoveries, developments and improvements made by the Employee prior to the time the Employee was engaged in employment by the Company; it being understood and agreed that the inventions, discoveries, developments and improvements enumerated in Appendix “A” constitute the inventions, discoveries, developments and improvements made by the Employee, and the Employee hereby acknowledges that there are no inventions, discoveries, developments and improvements made prior to the employment of the Employee by the Company and which are the property of the Employee other than those that are enumerated in Appendix “A”.

The Employee hereby grants a power of attorney to the Company to have the Company execute on the Employee’s behalf all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees sole and exclusive rights, title and interest in and to such Developments, and any copyrights, patents, trade-marks, industrial designs (design patents), topographies (mask work rights) or other intellectual property rights relating thereto.

The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. The Employee will confirm any such waiver from time to time as requested by the Company.

5.            No Conflicting Obligations

The Employee acknowledges and represents to the Company that the Employee’s performance during the period of the Employee’s employment shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer or client of the Employee or any other third party. The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party that conflicts with any of the Employee’s obligations under this Agreement.

The Employee represents and agrees that the Employee will not bring to the Company and shall not use in the performance of the Employee’s work with the Company, any trade secrets, confidential information and other proprietary information of any prior employer or client of the Employee or any other third party. The Employee represents and agrees that in the Employee’s work creating Developments the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

6.             Enforcement

The Employee acknowledges and agrees that damages may not be an adequate remedy to compensate the Company for any breach of the Employee’s obligations contained in this Agreement, and accordingly the Employee agrees that in addition to any and all other remedies available to it, the Company shall be entitled to seek relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement. Such relief shall be in addition to and not in lieu of any other remedies available the Company at law or in equity.

7.            Returning the Company Documents

The Employee agrees that upon the termination of the Employee’s employment the Employee will deliver to the Company (and will not keep in the Employee’s possession or deliver to anyone else) any and all Confidential Information and proprietary information including, without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, together with any third party information received by the Employee. In the event of the termination of the Employee’s employment, the Employee agrees to sign and deliver to the Company the “Termination Certificate” attached hereto as Appendix “B”. Notwithstanding the foregoing, the Employee shall be entitled to keep personal copies of (i) the Employee’s compensation records, (ii) this Agreement, and (iii) the Employee’s letter of offer.

8.            General

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed entirely therein.

If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by the President of the Company and the Employee.

This Agreement supersedes all previous agreements, if any, between the Company and the Employee with respect to the subject matter of this Agreement. The Employee agrees, however, that this Agreement does not purport to set forth all of the terms and conditions of the Employee’s employment and the Employee has other obligations to the Company that are not set forth in this Agreement. Furthermore, in no event does this Agreement modify the “at will” nature of the Employee’s employment with the Company.

The rights and obligations under this Agreement shall survive the termination of the Employee’s employment and shall enure to the benefit of and shall be binding upon (i) the Employee’s heirs and personal representatives; (ii) the successors and assigns of the Employee; and (iii) the successors and assigns of the Company.

THE EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREES TO ITS TERMS.

/s/ Tom Stewart
Tom Stewart

APPENDIX “A”

TO INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

PREVIOUS DEVELOPMENTS

The following is complete list of all Developments that I have conceived, developed, or reduced to practice prior to the commencement of my engagement by or with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement.

☒	No inventions

☐	See below:

Dated:	September 17, 2025
Signature:	/s/ Tom Stewart
Name:	Tom Stewart

APPENDIX “B”

TO INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

Termination Certificate

To:        Canopy Growth USA, LLC ( the “Company”)

Re:        Intellectual Property and Confidential Information Agreement (the “Agreement”) between the Company and the undersigned employee.

This is to certify that I do not have in my possession, nor have I failed to return, nor have a transferred to any third party, any confidential or proprietary information belonging to the Company, its subsidiaries, affiliates, successors, assigns, clients, customers or stakeholders, including without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items. I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any Developments, inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers or stakeholders, subject to the limited exceptions provided pursuant to the Defend Trade Secrets Act of 2016 specified in the Agreement.

Date:	September 17, 2025

Signed:	/s/ Tom Stewart
Tom Stewart